Exhibit 1A-12

March 31, 2019

Re: Offering Circular for LittleFish, Inc. on Form 1-A

To whom it may concern:

I have been retained by LittleFish, Inc. (the "Company"), in connection with the Offering Circular (the "Offering Circular") on Form 1-A, relating to the offering of 4,750,000 Shares to be sold. You have requested that I render my opinion as to whether or not the securities proposed to be issued on terms set forth in the Offering Circular will be validly issued, fully paid, and non-assessable. The purchasers of the securities will have no obligation to make payments to the Company other than the price for the securities. Purchasers will not have any obligations to creditors of the Company due to the purchasers’ ownership of the Non-Voting Shares.

In connection with the request, I have examined the following:

1. Articles of Incorporation of the Company;

2. Bylaws of the Company; and

3. The Offering Circular

I have examined such other corporate records and documents and have made such other examinations, as I have deemed relevant.

Based on the above examination, I am of the opinion that the securities of the Company to be issued pursuant to the Offering Circular are validly authorized and will be validly issued, fully paid and non-assessable.

/Scott M. Manson/

Scott M. Manson, Esq

Attorney at Law